UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 23, 2013

LANTHEUS MEDICAL IMAGING, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-169785	51-0396366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 Treble Cove Road, North Billerica, MA 01862

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (978) 671-8001

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2013, the registrant, Lantheus Medical Imaging, Inc. (the “Company”), entered into substantially similar Employment Agreements with each of William Dawes, Vice President of Manufacturing and Operations, and Nigel Williams, Vice President of Global Quality.  Pursuant to these agreements, Mr. Dawes receives $275,000 and Mr. Williams receives $282,000 in annual base salary, each are eligible to receive an annual bonus calculated as a percentage of his base salary based upon the achievement of certain performance targets, and each is also eligible to participate in our health, life and disability insurance, and retirement and fringe employee benefit plans.  If either Mr. Dawes or Mr. Williams is terminated for cause or he resigns other than for good reason, then he is entitled to receive his base salary through the date of termination.  If either Mr. Dawes or Mr. Williams is terminated other than for cause or he resigns for good reason, then he is entitled to any accrued and earned, but unpaid, base salary or annual bonus through the date of termination, a pro rata portion of his target annual bonus for the year in which termination occurs payable over a 12-month period, and continued payment of his base salary for twelve months after the date of termination, as well as group medical and dental coverage for twelve months after termination.  If the termination without cause or resignation for good reason occurs after a change of control, Mr. Dawes and Mr. Williams will be also entitled to receive the full target annual bonus for the year in which termination occurs payable over a 12-month period.  The agreements also contain usual and customary provisions relating to competition, confidentiality, intellectual property and similar provisions.  The terms and conditions of Mr. Dawes’ and Mr. Williams’ employment with the Company will be governed by the respective employment agreements entered into with each party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTHEUS MEDICAL IMAGING, INC.

	By:	/s/ Michael P. Duffy
	Name:	Michael P. Duffy
	Title:	Vice President and Secretary

Date: August 29, 2013